AMENDED AND RESTATED CREDIT FACILITY AGREEMENT

THIS AMENDED AND RESTATED CREDIT FACILITY AGREEMENT (the "Agreement") is made as of February 28, 2009 by and between ABN AMRO Bank N.V., Tokyo Branch (the "Bank"), LAZARE KAPLAN JAPAN INC., a Delaware corporation, (the "Borrower") operating through its branch office in Japan and LAZARE KAPLAN INTERNATIONAL INC., a Delaware corporation (the "Guarantor") as follows:

Recitals

A.
The Borrower and the Guarantor have entered into the Credit Facility Agreement (as renewed, extended, or amended to date, the "Existing Agreement") dated as of November 29, 2000 with the Bank, providing for, among other things, loan facilities in Japanese yen (the "Facility” or "Facilities") in the maximum amount equivalent to the Facility Amount (as defined below).

B.	Subject to the terms and conditions set forth below, the Borrower, the Guarantor and the Bank desire to amend and restate the Existing Agreement.
C.
The amendment and restatement of the Existing Agreement hereunder is not intended by the parties to constitute either a novation or a discharge or satisfaction of the indebtedness and obligations under the Existing Agreement, which indebtedness and obligations under the Existing Agreement shall remain outstanding hereunder on the terms and conditions hereinafter provided.

D.
In consideration of the after mentioned and the mutual covenants contained herein, the Borrower, the Guarantor and the Bank under the Existing Agreement agree that, effective upon the Extension Date, the Existing Agreement is amended and restated as follows:

1.	Definitions:

1.1           In this Agreement, the following terms shall have the following meanings:

Advance:  the borrowing of the Facility by the Borrower pursuant to the terms of this Agreement.

Business Day:  a day, other than Saturday or Sunday on which banks are open for general interbank business in Tokyo, New York and London.

Closing Date:  November 29th, 2000.

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Drawdown Date:  the date on which the Advances are made, or are proposed to be made.

Event of Default:  any event specified in Section 13 of this Agreement.

Extension Date:  February 28, 2009.

Guarantee:  the guarantee entered into by the Guarantor in favour of the Bank in respect of the obligations of the Borrower under this Facility Agreement.

Interest Period:  with respect to any Advance hereunder, the period determined in accordance with Section 4.2 of this Agreement.

"Material Adverse Effect":  a material adverse effect on:
i)	the ability of the Borrower or the Guarantor to perform its obligations under this Agreement or in connection with an Advance;
ii)	the business, operations, property, condition (financial or otherwise) or prospects of the Borrower or the Guarantor; or
iii)	the validity or enforceability of this Agreement or the rights or remedies of the Bank under this Agreement.

"month(s)":  a period of the required number of calendar days, ending on the day numerically corresponding to the day of the calendar month(s) on which it started and “monthly” shall be construed accordingly; provided, that (i) if there is no such numerically corresponding day, it shall end on the last Business Day in the relevant calendar month and (ii) if such numerically corresponding day is not a Business Day, the period shall end on the immediately preceding Business Date.

Notice of Intent to Borrow:  the Borrower's request to the Bank requesting an Advance in a manner as provided in Section 8 hereof.

Outstanding Amount(s):  all advances and monies extended hereunder, all liabilities of the Borrower to the Bank whatsoever arising (whether accrued or contingent) and all interest and fees from time to time payable to the Bank, in each case under or in connection with the Facility or pursuant to this Agreement.

Repayment Date:  means, with respect to an Advance, the last day of the Interest Period with respect to such Advance; provided, that if such date falls on a day that is not a Business Day, the Repayment Date shall be the immediately succeeding Business Day; provided, further, that if such Business Day falls on the next calendar month, the Repayment Date shall be immediately preceding Business Day.

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Termination Date:  December 1, 2010.

1.2           Clause headings in this Agreement are inserted for convenience only and shall be ignored in construing this Agreement.  Words denoting singular numbers shall include the plural and vice versa.

2.	Type of Facilities and Facility Limit

2.1           Subject to the terms of this Agreement, the Bank agrees to make available to the Borrower the Facilities in the maximum amount equivalent to Japanese Yen Five Hundred and thirty million (JPY 530,000,000) (the "Facility Amount").

2.2           The aggregate of all Advances outstanding hereunder shall not, at any time, exceed the Facility Amount.

3.  Availability and Borrowing

3.1           From the Closing Date and prior to the Termination Date, the Borrower may borrow, repay and re-borrow, subject to the terms of the Facility as stated herein.

3.2           All Advances shall be in Japanese yen in the minimum principal amount equivalent to Japanese Yen One million (JPY 1,000,000.00), with integral multiples equivalent to Japanese Yen One million (JPY 1,000,000.00).

3.3           The Facility shall be available only if the debt to equity ratio of the Guarantor does not exceed 1.75: 1, where debt would represent obligations of the Guarantor for borrowed money.

4.	Interest Rates and Fees

4.1	Interest Rate

The interest shall accrue on each Advance from and including the relevant Drawdown Date up to but excluding the date that the Advance is repaid at the rate that is the aggregate of:

(i)  The Bank's cost of funds; and

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(ii) a margin rate of one percent (1%) per annum.

4.2	Interest Period

With respect to any Advance, Interest Period is at the Borrower's option as stated in the Notice of Intent to Borrow at either one (1), two (2), three (3), six (6) or more months as requested by the Borrower; provided, that no Interest Period may exceed the Termination Date.  The Interest Period for an Advance shall begin on the Drawdown Date of that Advance.  If the Borrower fails to indicate an Interest Period in the Notice of Intent to Borrow, the Interest Period shall be one (1) month.

4.3	Interest Payment

With respect to each Advance, interest payable by the Borrower under this Agreement accrue from day to day and are due on the last day of the Interest Period of such Advance; provided, that interest shall be payable by the Borrower at least semi-annually in arrears.  The interest shall be calculated based on the actual number of days elapsed and 360 days a year or when applicable the actual number of days elapsed and 365 days a year at the discretion of the Bank.

4.4	Facility Fee

A facility fee equal to 17.5 basis points (0.175%) per annum of the Facility Amount in Japanese Yen, accruing from and including the Closing Date to and including the Termination Date shall be payable by the Borrower to the Bank at least semi-annually in arrears in Japanese Yen.

4.5	Commitment Fee

The Borrower shall pay to the Bank, at least semi-annually in arrears in Japanese Yen, a commitment fee equal to 25 basis points (0.25%) per annum of the unused portion of the Facility Amount in Japanese Yen, accruing from and including the Closing Date to and including the Termination Date.

5.  Purpose of Facility

The Facilities available under this Agreement shall be used by the Borrower for the purpose of working capital of the Borrower or any other purpose in the normal course of business, including the repayment of outstanding indebtedness.

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6.  Repayment

6.1	Unless demanded earlier, in accordance with Clause 13 or Clause 19 of this Agreement, the Borrower will repay the Advances made to it in accordance with this Clause 6.
6.2	The Borrower may repay, in whole or in part, any Advances to the Bank on a Repayment Date relating to such Advance.
6.3
The Borrower will be required to make repayment of any Advance of the Facility and any other Outstanding Amount under this Agreement on the Termination Date, subject to the extension of such Termination Date by the Bank in accordance with Clause 7 of this Agreement.

7. Term of this Agreement

The arrangements under this Agreement shall expire on the Termination Date; provided, that the Borrower may request that the Bank renew and extend this Agreement for additional one year periods, by notifying of such request to the Bank at least three hundred and sixty five (365) days prior to the Termination Date then in effect.  The determination to renew and extend this Agreement on the same or new terms and conditions is in the sole discretion of the Bank and subject to the Bank's approval of the Borrower and Guarantor’s credit history.

8.  Notice of Intent to Borrow

The Facility becomes available subject to the Bank's receipt of the Borrower's Notice of Intent to Borrow.  Such Notice of Intent to Borrow must be received by the Bank at least by 11:00 a.m. two (2) Business Days prior to any proposed Drawdown Date.  The Notice of Intent to Borrow shall state the amount of the Advance in Japanese Yen, the Interest Period and the Drawdown Date that the Borrower is requesting.

Subject to compliance by the Bank with all laws, regulations and policies applicable to the Bank (including the requirements of Japan's Financial Services Agency), compliance by the Borrower with the conditions precedent set out in Clause 9 and no limits set out in Clause 3 being exceeded, the Bank will make the utilization available on the proposed Drawdown Date specified in the Notice of Intent to Borrow.

9.  Conditions Precedent

Save as the Bank may otherwise agree, the availability of the Facility and each Advance hereunder shall be strictly conditional upon the Borrower's compliance with all the terms and conditions stated in this Agreement, there being no occurrence of an Event of Default and the satisfaction of the following conditions precedent:

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(a)	An original of this Agreement duly signed by the Borrower and the Guarantor;

(b)	An original of the Guarantee duly signed by the Guarantor;

(c)
A current certified copy of the seal certificate (inkan shomei sho) of the Borrower certified and provided at the time of loan renewal, and if changed in any way, within thirty (30) days of such change;

(d)
A current copy of the: (i) certified commercial register (shogyo tokibo tohon); (ii) Articles of Incorporation (teikan); and (iii) Regulations of the Board of Directors (torishimariyakukai kitei), of the Borrower certified and provided at the time of loan renewal, and if amended, within thirty (30) days of such amendment;

(e)	A copy of the constitutive documents of the Guarantor certified and provided at the time of loan renewal, and if amended, within thirty (30) days of such amendment;

(f)
Evidence that all necessary filings, if any, registration and other formalities in relation to this Agreement or any other document referred to herein or in connection with the Facility have been completed; and

(g)
There shall have been no change in the business, assets, financial condition of the Borrower and the Guarantor since the end of the most recent fiscal year end, except as set forth in Form 10Q of the Guarantor for the period ended November 30, 2008, which would have a Material Adverse Effect.

10.  Representations and Warranties

10.1           The Borrower represents and warrants as follows on and as of each Drawdown Date and Extension Date or at the request of the Bank:

(a)
The Borrower is a corporation duly organized and validly existing under the laws of the State of Delaware with power to own its own property and assets and carry on its business as it is now being conducted.

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(b)
The execution, delivery and performance by the Borrower of this Agreement are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action and do not contravene the Borrower's Articles of Incorporation ("teikan") or Regulations of the Board of Directors ("torishimariyakukai kitei") or does not violate any law or any existing agreement or contractual obligation binding on or affecting the Borrower.

(c)	No governmental, regulatory approval, registration, permit, or third party approval, etc. is required with regard to the Borrower’s participation in the transactions contemplated by this Agreement.
(d)
There is no pending, threatened or continuing action, suit, investigation, litigation or proceeding affecting the Borrower before any court, governmental agency or arbitrator that could be reasonably likely to have a Material Adverse Effect or would affect the legality, validity or enforceability of this Agreement or any Advance hereunder.

(e)
The claims of the Bank against the Borrower under this Agreement shall rank at least pari passu with the claims of all other general unsecured creditors and all unsubordinated creditors of the Borrower except to the extent that there are certain preferential rights that arise as a matter of law.

(f)
The consolidated and non-consolidated financial statements of the Borrower and the Guarantor for the fiscal year ended in May, and any other relevant information, copies of which have been furnished to the Bank, fairly and accurately present the financial condition of the Borrower as of such date and that there has been no material adverse change of any kind in the financial condition of the Borrower or in the results of the Borrower's business operations, which would have a Material Adverse Effect.

(g)
The Borrower is in compliance, in all material respects which bear any relation to this Agreement, with all applicable laws, rules, regulations and orders of Japan and of any foreign countries in which the Borrower carries on business and the Borrower has obtained and is maintaining all licenses and approvals as are required under applicable laws, rules, regulations and orders to ensure the validity and performance of this Agreement.

(h)
This Agreement has been duly executed and delivered by the Borrower.  This Agreement shall constitute, when delivered, a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms and furthermore each loan made to the Borrower pursuant to this Agreement will constitute a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with the terms of this Agreement.

(i)	No Event of Default has occurred which has not been cured.

10.2           The Guarantor represents and warrants as follows on and as of each Drawdown Date and Extension Date:

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(a)	The Guarantor is a corporation duly organized and validly existing under the laws of Delaware with power to own its own property and assets and carry on its business as it is now being conducted.

(b)
The execution, delivery and performance by the Guarantor of this Agreement and the Guarantee are within the Guarantor’s corporate powers, have been duly authorized by all necessary corporate action and do not contravene the Guarantor’s Articles of Incorporation or Certificate of Incorporation that may be applicable to the Guarantor or By-laws or does not violate any law or any existing agreement or contractual obligation binding on or affecting the Guarantor.

(c)
Paragraphs (c), (d), (e), (g), (h) and (i) of Section 10.1 above are applicable mutatis mutandis to the Guarantor in respect of the Guarantee provided by the Guarantor and in respect of this Agreement.

11.  Affirmative Covenants

So long as any Outstanding Amount shall remain unpaid with respect to any Advance furnished by the Bank hereunder, the Borrower shall at all times:

Material Compliance with Laws
Comply, in all material respects which bear any relation to this Agreement, with all applicable laws rules, regulations and orders and obtain and maintain all licenses and approvals as are required under applicable law for the validity or performance of this Agreement.

Payment of Taxes and Material Obligations
Pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a lien upon its property; provided, that the Borrower shall not be required to pay or discharge any such tax, assessment, charge, claim or obligation that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any action is taken to enforce any lien resulting therefrom attached to its property.

Maintenance of Books
Keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower in accordance with generally accepted accounting principles in effect from time to time.

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Maintenance of Properties
Maintain and preserve all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

Reporting Requirements
Furnish to the Bank, as soon as available and in any event within three (3) months after the end of each fiscal year and fiscal half year, a copy of all relevant financial statements or other statement or information relating to the business and financial condition of the Borrower and the Guarantor as may from time to time be requested by the Bank, with a verification as to the accuracy of such information.  Further, the Borrower shall promptly notify the Bank in writing of any substantial change in its shareholders, management or constitutive documents; it shall promptly notify the Bank if there is any litigation that if adversely determined would have a material adverse effect on the financial condition or operations of the Borrower, or which would affect the legality, validity, and enforceability of this Agreement.

Change of Control
The Borrower shall not, except with the prior written consent of the Bank, permit any change in its ownership directly or indirectly resulting in a change of control or any change in voting powers or rights directly or indirectly resulting in any change in control of the Borrower.

Event of Default
The Borrower shall notify the Bank in writing of any Event of Default or potential Event of Default forthwith upon occurrence thereof.

12.  Financial Covenant (Maintaining Debt to Equity Ratio)

So long as any amount shall remain unpaid with respect to any Advance furnished by the Bank hereunder, the Guarantor shall at all times maintain its debt to equity ratio not to exceed 1.75 : 1, where debt would represent obligations of the Guarantor for borrowed money.

13.  Events of Default

Each of the following describes circumstances that constitute an Event of Default:

(a)
The Borrower or the Guarantor fails to pay when due any or all of the Outstanding Amounts and/or any other amount payable under this Agreement or any other document referred to in this Agreement or in connection with the Facility and upon notification of non payment by the bank the payment shall remain unpaid for a period of three  (3) business days.

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(b)	The Borrower fails duly to perform or comply with the covenants Material Compliance with Laws or Change of Control set out at Clause 13 of this Agreement.

(c)
The Borrower or the Guarantor fails duly to perform or comply with any of the obligations or covenants (other than those referred to in Clause 13(b) or agreements assumed by it in this Agreement or any other document referred to in this Agreement or in connection with the Facility  for twenty (20) days after written notice thereof has been given by the Bank to the Borrower or the Guarantor, as appropriate, or if such matter cannot with best efforts be remedied within  a twenty (20) day period, such additional period as the Bank considers reasonably necessary to cure the same.

(d)
Any representation or warranty made or deemed to be made by the Borrower or the Guarantor in this Agreement or any other document referred to in this Agreement or in connection with the Facility proves to have been incorrect or misleading in any material respect when made or deemed to be made.

(e)
Any indebtedness of the Borrower or the Guarantor for borrowed money in excess of US Dollars One Million (USD 1,000,000.00) in aggregate or its equivalent is not paid when due or within any applicable grace period, or any creditor or creditors of the Borrower or the Guarantor, as the case may be, declares that any indebtedness of the Borrower or the Guarantor for borrowed money in excess of US Dollars One Million (USD 1,000,000.00) in aggregate or its equivalent is in default and is due and payable prior to its specified maturity.

(f)
The Borrower or the Guarantor is unable to pay its debts as they fall due and commences negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness.

(g)
The Borrower or the Guarantor takes any corporate action or other steps are taken or legal proceedings are started for its winding-up, dissolution, administration or re-organization or for the appointment of a liquidator, receiver, trustee, administrator or similar officer or any proceeding is instituted by or against the Borrower or the Guarantor, whether in Japan or some other jurisdiction, seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, arrangement, adjustment, protection, relief, or composition of its or its debts under any law relating to bankruptcy ("hasan"), commencement of procedures for rehabilitation ("saisei tetsuzuk""), commencement of reorganization proceedings ("kaisha kosei tetsuzuki"), commencement of company arrangement ("kaisha seiri"), commencement of special liquidation ("tokubetsu seisan") or such comparable actions in any other jurisdiction, and in the case of such proceeding against it, either such proceeding shall remain undismissed or unstayed for a period of thirty (30) days or any of the actions sought in such proceeding shall occur; or the Borrower shall take any corporate action to authorize any of the actions set forth above in this paragraph.

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(h)	The debt to equity ratio of the Guarantor exceeded 1.75: 1 where debt would represent obligations of the Guarantor for borrowed money.
(i)
The Borrower shall cease or threaten to cease to carry on all or a substantial part of its business (other than for the purposes of an amalgamation, merger or reconstruction on terms approved by the Bank).

(j)	Any order or notice of provisional attachment, provisional injunction or attachment is issued in respect of the Borrower.
(k)
It is or becomes unlawful for the Borrower or the Guarantor to perform any of its obligations under this Agreement or any other document referred to in this Agreement or in connection with the Facility.

(l)	The Borrower or the Guarantor repudiates this Agreement or evidences an intention to repudiate this Agreement or any other document referred to in this Agreement or in connection with the Facility.

Upon the occurrence of an Event of Default (and subject to the continuation thereof) and at any time thereafter, the Bank may by giving verbal or written notice to the Borrower:

(a)	cancel any part of the Facility then undrawn or unutilized, and declare all Outstanding Amounts to be immediately due and payable; and

(b)	declare that this Agreement or the Facility shall be terminated.

14.   Set-Off

Upon the occurrence and during the continuance of any Event of Default, the Bank may, at any time and from time to time, to the fullest extent permitted by law, set off and apply any obligation (whether or not matured) owed by the Bank to the Borrower or the Guarantor, as the case may be, including any and all deposits (general or special, time or demand, provisional or final) regardless of the place of payments, booking branch or currency of either obligation against any and all of the obligations of the Borrower or the Guarantor now or hereafter existing under this Agreement and the Advances, whether or not the Bank shall have made any demand under this Agreement or any Advance and although such obligations may be unmatured.  If the obligations are in different currencies, the Bank may convert its obligation at the spot rate of exchange of the Bank, for the purpose of the set-off.  The rights of the Bank under this Section are in addition to other rights and remedies (including without limitation, other rights of set-off) that the Bank may have.

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15.   Taxes/Other Deductions and Expenses

15.1           All payments to be made by the Borrower or the Guarantor under this Agreement are to be in immediately available funds, without set-off or counterclaim and free and clear of any present or future taxes, withholding or other deductions whatsoever.
15.2           If any withholdings or deductions are required to be made by law, the Borrower or the Guarantor will pay such additional amount as is necessary to ensure that the Bank receives the amount that would have been received had no such withholding or deduction been required.

15.2
All relevant expenses, fees and out of pocket costs, including, but not limited to the legal fees and costs to be incurred by the Bank for the enforcement of its right hereunder, shall be for account of the Borrower, whether or not the Facility is actually advanced.

16.  Changes in Circumstances

If, at any time, it is unlawful for the Bank to fund or allow to remain outstanding all or any part of the Facility, then the Bank shall, promptly after becoming aware of the same, deliver to the Borrower a notice to that effect and any amount owing or liability incurred pursuant to this Agreement or in relation to or in connection with the Facility will be immediately due and payable and availability under the Facility will be reduced to zero.

17.  Indemnity
The Borrower irrevocably and unconditionally undertakes to indemnify the Bank and each of its affiliates and its officers, directors, employees, agents, advisors and other representatives from and against any and all damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any of them arising out of or relating to the Facility or this Agreement or the guarantee hereunder, except to the extent such damage, loss, liability or expense is found in a final judgment by a court of competent jurisdiction to have resulted from the indemnified party’s gross negligence or wilful misconduct.

18.  Increased Costs
If as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement or any request from or requirement of any central bank or other fiscal, monetary or other authority:

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(i) the Bank or its head office is unable to obtain the rate of return on its capital which it would have been able to obtain but for the Bank's making, funding or maintaining the Advances or any part of the Advances; or

(ii) the Bank or its head office incurs an additional or increased cost as a result of the Bank's making, funding or maintaining the Advances or any part of the Advances,

then the Borrower will on demand pay to the Bank an amount sufficient to indemnify the Bank or its head office for such reduction in return or increased cost.

19.  Illegality
If at any time it becomes unlawful for the Bank to fund or maintain all or any part of any Advance, the Bank will, promptly after becoming aware of the same, deliver to the Borrower a notice to that effect and any amount owing or liability incurred in connection with that Advance will be immediately due and payable and the availability of further Advances will be immediately cancelled.

20. Assignment
20.1          The Bank may assign any of its rights or transfer by novation any of its rights and obligations under this Agreement to The Royal Bank of Scotland plc, Tokyo Branch without the consent of the Borrower or the Guarantor.

20.2          The Bank may enter into any sub-participation in relation to this Agreement or any Obligor or enter into any other contractual arrangements with any third party to fund any Advance or to reduce its credit exposure to the Borrower without the consent of the Borrower.

20.3          Neither the Borrower or the Guarantor may assign any of its rights or transfer any of its rights or obligations under this Agreement.

21.  Disclosure of Information
Each of the Borrower and the Guarantor authorises the Bank to disclose information about it or any transactions or dealings between it and the Bank for any purpose to (i) any other branches, subsidiaries or associated or affiliated companies of the Bank; (ii) government agencies, authorities and credit bureaus in Japan and elsewhere where the disclosure is required by law; (iii) the professional advisers of the Bank; (iv) any person with whom the Bank may enter, or has entered into, any kind of transfer, participation or other agreement in relation to this Agreement; and (v) any investor or potential investor in a securitisation (or similar transaction of broadly equivalent economic effect) of the Bank’s rights or obligations under this Agreement.

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22.  Bank Transaction Agreement

To the extent that this Agreement does not contradict any terms of any Bank Transaction Agreement in effect between the Bank and the Borrower, the terms of any such Bank Transaction Agreement, except Article 4 (Security) and Article 5 (Acceleration of Payment) thereof, will apply to this Agreement.

24.  Notices
Any communication to be made by one person to another under or in connection with this Agreement shall be made in writing by letter to the address specified below (or any substitute address as that person may previously have notified the other in writing).

Emil Lai
ABN AMRO  Bank NV, Tokyo Branch
Atago Green Hills MORI Tower
5-1, Atago 2-Chome, Minato-ku,
Tokyo 105-6231 Japan

Richard Scott Meiller
Lazare Kaplan Japan Inc.
8-7, Taito 4-Chome, Taito-ku
Tokyo, Japan 110-0016

William H. Moryto
Lazare Kaplan International Inc
19 West 44th Street,  16th Fl.
New York, New York 10036

Any communication or document made or delivered by one person to another under or in connection with this Agreement will only be effective:
(i)	if by way of fax, when received in legible form; or

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(ii)	if by way of letter, when it has been left at the relevant address or three days after being deposited in the post, postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details, if addressed to that department or officer.

25.  Governing Law and Jurisdiction

25.1           This Agreement shall be governed by and construed in accordance with the laws of Japan.

25.2          The parties hereto hereby submit to the exclusive jurisdiction of the Tokyo District Court in connection with any disputes that may arise hereunder.

[Intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date indicated.

LAZARE KAPLAN JAPAN INC.
As Borrower

By: ______________________________   Date: ____________  ____, 2009
Name:
Title:

LAZARE KAPLAN INTERNATIONAL INC.
As Guarantor

By: ______________________________   Date: ____________  ____, 2009
Name:
Title:

ABN AMRO Bank N.V., Tokyo branch
As Bank

By: ______________________________  Date: _____________  ____, 2009
Name:
Title:

By: ______________________________  Date: _____________  ____, 2009
Name:
Title:

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